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                                                                     EXHIBIT 3.2

                       "ARTICLE THREE - AUTHORIZED SHARES

          A.  CLASSES AND NUMBER OF SHARES.

               The aggregate number of shares of capital stock which the Corporation is authorized to issue is 35,000,000 shares, consisting of 30,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"); and 5,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

          B. VOTING RIGHTS OF THE COMMON STOCK.

               Each holder of the Common Stock shall be entitled to one vote per share of Common Stock on all matters to be voted on by the shareholders.

          C. NO PREEMPTIVE RIGHTS OR CUMULATIVE VOTING.

               All preemptive rights and cumulative voting rights of shareholders are hereby denied, so that no share or shares of Common Stock or Preferred Stock or any other security or securities of the Corporation shall carry with it and no holder or owner of any share or shares of stock or other security of the Corporation shall have any preferential or preemptive right to acquire any additional shares of stock of any class or series or any other security of the Corporation or any right to vote cumulatively in the election of Directors or for any other purpose.

          D.  TERMS OF PREFERRED STOCK.

               The terms of the shares of each series of Preferred Stock shall be as stated and expressed in these Articles of Incorporation or any amendment hereto, or in the resolution or resolutions providing for the issuance of such series of Preferred Stock adopted by the Board of Directors. Subject to the requirements of The General and Business Corporation Law of Missouri (the "GBCL") and the provisions of these Articles of Incorporation, the Board of Directors
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     is expressly authorized to cause any number of the authorized and undesignated shares of Preferred Stock to be issued from time to time in one or more series of Preferred Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, if any, as the Board of Directors may fix by resolution or resolutions, prior to the issuance of any shares of such series of Preferred Stock, each of which series may differ from any and all other series, including, without limiting the generality of the foregoing, the following:

               (a) The number of shares constituting such series of Preferred Stock and the designation thereof;

               (b) The dividend rate, if any, on the shares of such series of Preferred Stock, whether and the extent to which any such dividends shall be cumulative or non-cumulative, the relative rights of priority, if any, of payments of any dividends, and the time at which, and the terms and conditions on which, any dividends shall be paid.

               (c) The right, if any, of the holders of shares of such series of Preferred Stock to vote and the manner of voting, except as may otherwise be provided by the GBCL and the provisions of these Articles of Incorporation;

               (d) The right, if any, of the holders of shares of such series of Preferred Stock to convert the same into, or the right, if any, of the Corporation to exchange the same for, another class or series of capital stock of the Corporation and the terms and conditions, including any provision for future adjustment in the conversion or exchange rate, under which said shares may be converted or exchanged;

               (e) The redemption or purchase price or prices of the shares of such series of Preferred Stock, if any, and the times at which, and the
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          terms and conditions under which, the shares of such series of
          Preferred Stock may be redeemed or purchased;

               (f) The terms of the sinking fund, if any, to be provided for such series of Preferred Stock, and the terms and amount of any such sinking fund;

               (g) The rights of the holders of shares of such series of Preferred Stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of such holders with respect thereto; and

               (h) Any other relative powers, preferences and rights, and any qualifications, limitations or restrictions, of such series of Preferred Stock";